Exhibit 99.1

ENTERCOM REBRANDS, CHANGES NAME TO AUDACY

New Brand Marks Company’s Transformation into a Scaled Multi-Platform Audio Content and Entertainment Leader

PHILADELPHIA, PA – March 30, 2021 – Entercom Communications Corp. (NYSE: ETM) today announced that it is transitioning its brand name to Audacy, effective immediately.

Over the past three years, the company has purposefully evolved into a scaled, multi-platform audio content and entertainment organization with the country’s best radio broadcasting group and a leadership position in virtually every segment of the dynamic and growing audio market—including broadcasting, podcasting, digital, network, live experiences, music, sports and news. Audacy is also the #1 creator of original, premium audio content.

“We have transformed into a fundamentally different and dramatically enhanced organization and so it is time to embrace a new name and brand identity which better reflects who we have become and our vision for the future,” said David Field, Chairman, President and Chief Executive Officer, Audacy. “‘Audacy’ captures our dynamic creativity, outstanding content and innovative spirit as we aspire to build the country’s best audio content and entertainment platform.”

The company’s evolution has been fueled by a number of significant moves, including:

•	Acquiring CBS Radio, building scale as one of the two largest radio broadcasting groups, with unrivaled leadership in news and sports.

•	Launching RADIO.COM and building the fastest growing digital audio platform.

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Acquiring Cadence13 and Pineapple Street Studios, establishing Audacy as one of the three largest podcasting publishers, with the industry’s most award-winning, critically-acclaimed content and the most shows consistently ranked in the top 100 on Triton’s U.S. Podcast Report.

•	Becoming the primary companion podcast partner of leading brands including HBO, Netflix, Nike and others.

•	Enhancing its best-in-class sports platform with the acquisition of QL Gaming Group and a ground-breaking partnership with FanDuel.

•	Establishing strategic partnerships with Apple, Google, Amazon, Twitch and others, to enable its listeners to connect seamlessly with Audacy audio content wherever and whenever they want it.

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Acquiring Podcorn, the #1 podcast influencer marketplace in the country, pairing brands and podcast creators more effectively through an influencer marketplace with self- and full-service options for brands to connect with podcast creators for native advertising.

•	Creating some of the nation’s best music festivals and exclusive, boutique listening experiences.

•	Continuously investing in data, analytics and attribution capabilities, enabling advertisers to connect with scale and precision to over 170 million listeners monthly.

“This moment is not just a change of sign, but a sign of change. Our new brand encapsulates who we’ve become in audio and will guide our forward aspirations,” said Paul Suchman, Chief Marketing Officer, Audacy. “We are bringing it to life across all touchpoints inside and outside the organization and look forward to delivering on its promise every day.”

As it begins the next chapter in its journey, Audacy today made a number of additional content and product announcements. These include:

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An exclusive podcast partnership with global pop icon Demi Lovato, an incredible artist whose tremendous talent, transparency and honesty has earned her millions of devoted fans around the world. Demi will host her first-ever podcast with Cadence13, which will be produced by OBB Sound, the audio division of OBB Media, and SB Projects. More details coming in May.

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New original podcasts and other projects that will air exclusively on Audacy’s digital platform including new shows from Boomer Esiason, Big Tigger and “The Rich Eisen Show,” as well as a revamped “Loveline” set to debut this summer. Additionally, a number of original podcasts will launch exclusively in a bingeable window on Audacy’s app.

•	A partnership with BetMGM, further cementing Audacy’s dominant position in sports betting and entertainment. This follows last week’s announcement of a partnership with Rush Street Interactive.

•	A partnership with Irving Azoff’s Global Music Rights, which will enable the company to add significantly enhanced on-demand and other interactive features to its digital platform.

Audacy engages over 170 million consumers each month across its connected platform including the Audacy app and website, over 230 radio stations across 47 markets, influential chart-topping podcasts and premium live music experiences.

The company’s ticker symbol will change from ETM to AUD effective on or about Friday, April 9, 2021. Along with the name Entercom, effective today, the company will also sunset the RADIO.COM brand and align its direct-to-consumer platform under Audacy. Cadence13, Pineapple Street Studios, BetQL and Podcorn remain market-facing brands.

No action is required by existing shareholders with respect to the name and ticker symbol change. Certificates representing common shares of Entercom will not need to be exchanged as a result of the name change.

Learn more at www.audacyinc.com or on the Audacy app, and follow Audacy for the latest news and events on Facebook (Audacy Corp) and Twitter (@AudacyCorp).

CONTACTS:

Ashok Sinha

Audacy

917-656-5800

Ashok.Sinha@Entercom.com

Nicole Pampe

BCW

512-987-6024

nicole.pampe@bcw-global.com

Additional media assets available via Electronic Press Kit

About Audacy

Entercom Communications Corp. (NYSE: ETM), soon to be Audacy, Inc. (NYSE: AUD), is a scaled, multi-platform audio content and entertainment company with the country’s best radio broadcasting group, a leader in virtually every segment of audio, and America’s #1 creator of original, premium audio. Audacy engages over 170 million consumers each month, bringing people together around the news, sports, podcasts and music that matter to them. Learn more at www.audacyinc.com, Facebook (Audacy Corp) and Twitter (@AudacyCorp).

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